Responses to Item 77D - Policies with respect to security investment


Eaton Vance Short Duration Diversified
Income Fund
Material changes to the investment policies of the Fund are described under "Notice to Shareholders" in the annual report to shareholders dated October 31, 2009 and are incorporated herein by reference.


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